EXHIBIT I

Power of Attorney

The undersigned:

KPN Telecom B.V., a private company with limited liability, having its seat at The Hague, the Netherlands and maintaining its principal place of business at Maanplein 55, 2516 CK The Hague, the Netherlands, in this respect represented by its solely authorized managing director, Royal KPN N.V., in this respect represented by its solely authorized Chairman of the Board of Directors, Mr. A.J. Scheepbouwer;

and

Royal KPN N.V., a public company with limited liability, having its seat at The Hague, the Netherlands and maintaining its principal place of business at Maanplein 55, 2516 CK The Hague, the Netherlands, in this respect represented by its solely authorized Chairman of the Board of Directors, Mr. A.J. Scheepbouwer;

declares to give irrevocably power of attorney to each of:

•	Mr. C.J. Boogaerdt, Deputy Treasurer of Royal KPN N.V.;

•	Mr. J.B. Dietz, Head of Corporate Finance of Royal KPN N.V.

•	Mr. M.R. de Jong, Project Director Corporate M&A of Royal KPN N.V.

on behalf of the undersigned:

to sign all documents that relate to the sale of any or all shares held by KPN Telecom B.V. in the share capital of Euroweb International Corp. and furthermore to do anything which the attorney deems necessary in connection with the aforementioned, all this with the power of substitution. The validity of this power of attorney expires on December 31, 2003.

Signed at The Hague on August 26, 2003

KPN Telecom B.V. on its behalf Royal KPN N.V.	Royal KPN N.V.

/s/ A.J. SCHEEPBOUWER	/s/ A.J. SCHEEPBOUWER

A.J. Scheepbouwer	A.J. Scheepbouwer